EXHIBIT 10.20
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 22 day of May, 1998 between Laura K. Campbell, an individual (“Employee”), and ATHERSYS, INC., a Delaware corporation (“Athersys”).
RECITALS:
A. Athersys is engaged in the competitive business of developing, marketing and selling certain core biotechnologies for the diagnosis and treatment of genetic and infectious disease.
B. Athersys desires to employ Employee on the terms and conditions set forth in this Agreement.
C. Employee is willing to accept employment on the terms and conditions expressed in this Agreement.
AGREEMENTS:
     NOW, THEREFORE, the parties agree as follows:
(1) Employment. Athersys agrees to employ Employee, and Employee agrees to serve Athersys, on the terms and conditions set forth in this Agreement.
     (a) Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement will begin on May 22, 1998 (the “Effective Date”) and continue through May 22, 2000. Such term will automatically be extended for one additional year on May 22 of each succeeding calendar year, beginning on May 22, 2000 and thereafter, unless (i) this Agreement is terminated as provided in Section 4, or (ii) either Employee or Athersys gives written notice of termination of this Agreement to the other at least thirty (30) days prior to such date.
     (b) Position and Duties. Employee will serve as Controller at Athersys and will have such responsibilities, duties and authority as are customary of the Controller of a company the size and structure of Athersys (or any position to which Employee may be promoted after the date of this Agreement) and as may from time to time be assigned to Employee by the Board of Directors of Athersys (the “Board”) that are consistent with such responsibilities, duties, authority and applicable law. Employee will devote substantially all of their working time and efforts to the business and affairs of Athersys.
     (c) Place of Performance. In connection with Employee’s employment by Athersys, Employee will be based at the principal executive offices of Athersys in the greater Cleveland, Ohio area.
(2) Compensation and Related Matters. As compensation and consideration for the performance by Employee of Employee’s duties, responsibilities and covenants pursuant to this Agreement, Athersys will pay Employee the amounts and benefits set forth below:

     (a) Salary. Athersys will pay to Employee an initial annual base salary at a rate seventy thousand two hundred Dollars ($70,200), which is based on working three days per week, commencing on December 1, 1998 ($45.00 per hour prior to December 1, 1998), such wages to be paid in substantially equal installments no less frequently than monthly.
     (b) Bonus. Employee will participate in any management incentive plans that may in the future be made generally available to executives of Athersys in comparable positions.
     (c) Expenses. Employee will be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Employee in fulfilling Employee’s duties and responsibilities under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of Athersys, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Athersys.
     (d) Other Benefits. Employee will be entitled to participate in all of the employee benefit plans and arrangements of Athersys and enjoy all of the perquisites provided to the employees of Athersys (including, without limitations each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and/or dental insurance plan, and disability plan); provided, however, that a change may be made to a plan in which salaried employees of Athersys participate, including termination of any such plan, arrangement or perquisite, if it does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with any other salaried employee of Athersys or is required by law or a technical change. Employee will be entitled to participate in and receive benefits under any employee benefit plan, arrangement or perquisite made available by Athersys in the future to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Nothing paid to Employee under any plan, arrangement or perquisite presently in effect or made available in the future will be deemed to be in lieu of the salary payable to Employee pursuant to paragraph (a) of this Section 2.
     (e) Vacations. Employee will be entitled to paid vacation in each calendar year, determined in accordance with Athersys’ vacation policy, but in all events in an amount of not less than two (3) weeks per calendar year, prorated during periods of part-time employment (initially 2.25 weeks when employment is three days per week). Employee will also be entitled to all paid holidays and personal days given by Athersys to its executive employees.
(3) Grant of Stock Options. Athersys hereby grants to Employee an incentive stock option to purchase up to twenty shares (20 shares) of common stock of Athersys on the date of the grant (the “Option”). The terms and conditions of the stock options are governed by the Option Agreement between Athersys and Employee of even date herewith.
(4) Termination. Employee’s employment under this Agreement may be terminated under the following circumstances:

     (a) Death — Employee’s employment under this Agreement will terminate upon Employee’s death.
     (b) Disability. If, in the written opinion of a qualified physician selected by Athersys and agreed to by Employee (or if no agreement is reached within thirty (30) days of the commencement of discussions between Athersys and Employee, then of a qualified physician agreed upon by the physician selected by Athersys and a physician selected by Employee), Employee becomes unable to perform her duties under this Agreement due to physical or mental illness, Athersys may terminate Employee’s employment under this Agreement.
     (c) Cause. Athersys may terminate Employee’s employment under this Agreement for Cause. For purposes of this Agreement, Athersys will have “Cause” to terminate Employee’s employment under this Agreement upon:
          (i) The willful and continuous neglect or willful and continuous refusal to perform Employee’s duties or responsibilities under this Agreement which continues for a period of at least thirty (30) days after being brought to the attention of Employee in writing (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in paragraph (e) of this Section 4) by Employee for Good Reason (as defined in paragraph (d) of this Section 4)); or
          (ii) The willful act, willful failure to act or willful misconduct by Employee which is materially and manifestly injurious to Athersys and which is brought to the attention of Employee in writing not more than thirty (30) days from the date of its discovery by Athersys or the Board.
     For purposes of this paragraph (c), no act, or failure to act, on Employee’s part will be considered “willful” unless done, or omitted to be done, by him/her not in good faith or without reasonable belief that her action or omission was in the best interest of Athersys. Notwithstanding the foregoing, Employee will not be deemed to have been terminated for Cause without (1) reasonable written notice to Employee specifying in detail the specific reasons for Athersys’ intention to terminate for Cause, (2) an opportunity for Employee, together with her counsel, to be heard before the Board, and (3) delivery to Employee of a Notice of Termination, as defined in paragraph (e) of this Section 4, approved by the affirmative vote of not less than a majority of the entire membership of the Board finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth in clause (i) or (ii) above.
     (d) Good Reason.
          (i) Employee may terminate her employment under this Agreement (X) for Good Reason or (Y) otherwise upon written notice to Athersys.

          (ii) For purposes of this Agreement, “Good Reason” includes the occurrence of any of the following circumstances, without Employee’s express consent, unless, in the case of clauses (A), (B), (C), (D), (F), (G) and (I) below, such circumstances are fully corrected prior to the Date of Termination (as defined in paragraph (f) of this Section 4) specified in the Notice of Termination (as defined in paragraph (e) of this Section 4) given in respect thereof and such circumstances do not reoccur: (A) a diminution in Employee’s position, duties, responsibilities or authority (unless such diminution occurs with the prior written consent of Employee, or except during periods when Employee is unable to perform all or substantially all of Employee’s duties and/or responsibilities as a result of Employee’s illness (either physical or mental) or other incapacity); (B) a reduction in either Employee’s annual rate of base salary or level of participation in any bonus or incentive plan for which she is eligible under Section 2(b); (C) an elimination or reduction of Employee’s participation in any benefit plan generally available to executive employees of Athersys, unless Athersys continues to offer Employee benefits substantially similar to those made available by such plan; provided, however, that a change to a plan in which salaried employees of Athersys generally participate, including termination of any such plan, if it does not result in a proportionately greater reduction in the fights of or benefits to Employee as compared with the other salaried employees of Athersys or is required by law or a technical change, will not be deemed to be Good Reason; (D) failure to provide facilities or services which are suitable to Employee’s position and adequate for the performance of Employee’s duties and responsibilities; (E) failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to Athersys to assume Athersys’ obligations under this Agreement or failure by Athersys to remain liable to Employee under this Agreement after an assignment by Athersys of this Agreement, in each case as contemplated by Section 6; (F) any purported termination by Athersys of Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) of this Section 4 (and for purposes of this Agreement no such purported termination will be effective); (G) a change in the location of Athersys’ principal executive offices to outside the greater Cleveland, Ohio area; (H) a termination of employment by Employee within ninety (90) days following a Change in Control (as defined in paragraph (g) of this Section 4); provided, however, that Good Reason will not exist if Employee has accepted employment with the successor entity and such successor entity has assumed this Agreement; (I) a breach of this Agreement by Athersys — or (J) any similar circumstances which Employee reasonably believes are contrary to this Agreement. Employee’s right to terminate employment pursuant to this paragraph (d) will not be affected by Employee’s incapacity due to physical or mental illness. Employee’s continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that Employee will be deemed to have waived her rights pursuant to circumstances constituting Good Reason if Employee has not provided to Athersys a Notice of Termination within ninety (90) days following her knowledge of the circumstances constituting Good Reason.
     (e) Notice of Termination. Any termination of Employee’s employment by Athersys or by Employee (other than a termination pursuant to paragraph (a) of this Section 4) must be communicated by written Notice of Termination to the other party in accordance with Section 7. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.
     (f) Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated pursuant to paragraph (a) above, the date of her death, (ii) if Employee’s employment is terminated pursuant to paragraph (b) above, thirty (30) days after Notice of Termination is given (provided that Employee has not returned to the performance of Employee’s duties during such thirty (30) day period), (iii) if Employee’s employment is terminated pursuant to paragraph (c) or (d) above, the date specified in the Notice of Termination which, in the case of a termination by Athersys for Cause will not be less than fifteen (15) days from the date such Notice of Termination is given, and, in the case of a termination by Employee pursuant to Section 4(d)(i), such date will not be less than fifteen (15) days nor more than thirty (30) days from the date such Notice of Termination is given, (iv) if Employee’s employment is terminated by Athersys other than for Cause, thirty (30) days from the date Employee is notified of such termination, or (v) if Employee terminates her employment and fails to provide written notice to Athersys of such termination, the date of such termination.
     (g) Change in Control. For purposes of this Agreement, a “Change in Control” will occur (i) upon the sale or other disposition to a person, entity or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) (such a person, entity or group being referred to as an “Outside Party”) of 50% or more of the consolidated assets of Athersys taken as a whole, or (ii) if shares representing a majority of the voting power of Athersys are acquired by a person or group (as such term is used in Rule 13d-5) of persons other than the holders of the capital stock of Athersys as of the date of this Agreement, or (iii) if following an underwritten public offering of equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, the individuals who are directors of Athersys immediately following the effective date of such public offering (or individuals nominated by such directors) no longer constitute a majority of the whole Board.
(5) Compensation Upon Termination.
     (a) Disability. During any period that Employee fails to perform her duties under this Agreement as a result of incapacity due to physical or mental illness, Employee will continue to receive her full base salary at the rate then in effect for such period (offset by any payments to Employee received pursuant to disability benefit plans maintained by Athersys) and all other compensation and benefits under this Agreement (including pro rata payment for vacation days not taken) until her employment is terminated pursuant to Section 4(b) and for a period of twelve (12) months from the date of such termination.
     (b) Cause or Death. If Employee’s employment is terminated by Athersys for Cause or by Employee other than for Good Reason or as a result of Employee’s death, Athersys will pay to Employee her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which Employee is entitled as of the Date of Termination, including any expenses owed pursuant to Section 2(c)

and amounts under any compensation plan or program of Athersys, at the time such payments are due and Athersys will, thereafter, have no further obligations to Employee under this Agreement.
     (c) Good Reason. If (i) in breach of this Agreement, Athersys terminates Employee’s employment (it being understood that a purported termination for disability pursuant to Section 4(b) or for Cause which is disputed and finally determined not to have been proper will be a termination by Athersys in breach of this Agreement), or (ii) Employee terminates her employment for Good Reason; then
          (i) Athersys will continue to pay to Employee her full base salary for a period of six months from the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which Employee is entitled as of the Date of Termination, including any expenses owed pursuant to Section 2(c); provided, however, if during such six month period, Employee violates any provision of the Non-Competition and Confidentiality Agreement between Employee and Athersys, then Athersys will not be required to make any further payments to Employee; and
          (ii) Athersys will permit Employee, at Employee’s option and expense, to continue the participation of Employee for a period of eighteen (18) months in all medical, life and other employee “welfare” benefit plans and programs in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs.
     (d) Mitigation. Employee will be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 5 will be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Athersys, or otherwise.
     (e) Survival of Obligations. The obligations of Athersys to make payments and provide benefits under this Section 5 will survive the termination of this Agreement.
(6) Binding Agreement. This Agreement and all rights of Employee under this Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Employee dies while any amounts would still be payable to her under this Agreement if she had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate. This Agreement and all rights of Athersys under this Agreement will inure to the benefit of and be enforceable by Athersys’ successors or assigns; provided, however, any assignment of this Agreement by Athersys will not relieve Athersys from any liability it may have under this Agreement.
(7) Notice. Notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:
If to Employee:
Laura K. Campbell
9774 Silverleaf Drive
N. Royalton, Ohio 44133
If to Athersys:
Athersys, Inc.
11000 Cedar Avenue
Cleveland, Ohio 44106
Attention: Chief Executive Officer or Chief Financial Officer
Copy to:
James M. Hill, Esq.
Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP America Building
200 Public Square
Cleveland, Ohio 44114-2378
or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.
(8) General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of tlis Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio without regard to its conflicts of law principles.
(9) Validity. The invalidity or unenforceability of any provision or provisions, in whole or in part, of this Agreement will not affect the validity or enforceability of any other provision or enforceable part of such partially unenforceable provision of this Agreement, which will remain in full force and effect.
(10) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(11) Captions. The headings of paragraphs are included solely for convenience of reference only and are not part of this Agreement and will not be used in construing it.
(12) Consent to Jurisdiction and Forum. Employee expressly and irrevocably agrees that Athersys may bring any action, whether at law or in equity, arising out of or based upon this Agreement in the State of Ohio or in any federal court therein. Employee irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Ohio.
(13) Entire Agreement. This Agreement sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party; and any prior agreement of the parties in respect of the subject mater contained in this Agreement is terminated and canceled.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

ATHERSYS, INC.

By:	/s/ Dr. Gil Van Bokkelen

Dr. Gil Van Bokkelen
President & CEO

/s/ Laura K. Campbell

Employee: Laura K. Campbell